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Exhibit 12.2

Kimco Realty Corporation and Subsidiaries
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
For the year ended December 31, 2004

Pretax earnings from continuing operations before adjustment for
minority interests or income loss from equity investees	$212,702,553

Add:
Interest on indebtedness (excluding capitalized interest)	107,772,945
Amortization of debt related expenses	2,247,702
Portion of rents representative of the
interest factor	5,250,441

327,973,641

Distributed income from equity investees	94,994,050

Pretax earnings from continuing operations, as adjusted	$422,967,691

Combined fixed charges and preferred stock dividends -
Interest on indebtedness (including capitalized interest)	$116,504,453
Preferred stock dividends	11,637,500
Amortization of debt related expenses	1,223,385
Portion of rents representative of the
interest factor	5,250,441

Combined fixed charges and preferred stock dividends	$134,615,779

Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividends	3.1

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